UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 20, 2009

GENERAL MOTORS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

In the original prospectus and the prospectus supplement issued in connection with General Motors Corporation’s (“GM”) exchange offers to its unsecured bondholders, GM indicated that under its Viability Plan it then forecasted that it would need an additional $2.6 billion of working capital loans from the U.S. Department of the Treasury (the “U.S. Treasury”) prior to June 1, 2009 and an additional $9.0 billion after June 1, 2009. GM now forecasts it will require an additional $1.4 billion (over the previously forecasted $2.6 billion) prior to June 1, primarily to fund various amounts originally forecasted for after June 1. (See below for details on GM’s borrowing of this $4.0 billion in the aggregate on May 22, 2009). As a result of the accelerated borrowing of $1.4 billion, GM currently forecasts that under its Viability Plan it will require an additional $7.6 billion of funding from the U.S. Treasury after June 1, 2009.

All references in the prospectus and prospectus supplement to the pre- and post-June 1, 2009 funding forecasts are amended and restated consistent with the foregoing. All references to the “U.S. Treasury Financing Commitment” with respect to a total of $11.6 billion of additional financing after the date of the original prospectus remain unchanged. As a result of the $4.0 billion of borrowings on May 22, 2009, GM currently estimates that it will have $21.4 billion of U.S. Treasury Debt outstanding at June 1, 2009.

On May 20, 2009, GM entered into Amendment Number Three (“Amendment Three”) to the Loan and Security Agreement dated as of December 31, 2008 (as amended, the “Loan Agreement”) between GM as Borrower and the U.S. Treasury. Amendment Three increased the aggregate maximum amount available for GM to borrow under the Loan Agreement by $4.0 billion to $19.4 billion. On May 22, GM borrowed $4.0 billion under the Loan Agreement (the “Advance”) and delivered an additional note payable to the U.S. Treasury in a principal amount of $266.8 million as additional compensation for the Advance, pursuant to the terms of the Warrant Agreement dated as of December 31, 2008 between GM and the U.S. Treasury. As required by the Loan Agreement, prior to receiving the Advance, GM provided a statement describing its intended use of the proceeds of the Advance, which was considered acceptable by the U.S. Treasury.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 with respect to the $4.0 billion borrowed on May 22, 2009 and the additional $266.8 million note issued in connection therewith is hereby incorporated herein under Item 2.03 as if it were set forth in full hereunder.

ITEM 8.01	Other Events

Tentative UAW Labor Arrangements

On May 22, 2009, GM issued a news release regarding certain tentative agreements with the UAW with respect to the 2007 collective bargaining agreement and a non-binding understanding with the U.S. Treasury and the UAW with respect to modifications to the UAW VEBA agreements. The news release is incorporated as Exhibit 99.1.

Tentative CAW Labor Arrangements

On May 21, 2009, the Canadian Auto Workers (the “CAW”) and General Motors tentatively agreed to a new labor contract. The new agreements are subject to conditions, including union ratification by its membership and the commitment of additional financing from the Canadian government. Details of the terms are not expected to be publicly disclosed by GM until after definitive terms have been agreed and CAW member ratification is complete.

GMAC

On May 21, 2009, GMAC Financial Services (“GMAC”) announced that GMAC sold $7.5 billion of mandatorily convertible preferred (“MCP”) membership interests and warrants to the U.S. Treasury. The warrants were immediately exercised by the U.S. Treasury resulting in the issuance by GMAC of an addition $375 million of MCP membership interests. In addition, GMAC announced that it had received approval to participate in the Federal Deposit Insurance Corporation’s’ (“FDIC”) Temporary Liquidity Guarantee Program for up to $7.4 billion, which would permit GMAC to issue new FDIC-guaranteed debt.

As an FDIC-insured bank, Ally Bank, formerly known as GMAC Bank, is subject to the limitations of Sections 23A and 23B of the Federal Reserve Act, which restrict Ally Bank’s ability to lend to affiliates, purchase assets from them or enter into certain other affiliate transactions, including any entity that directly or indirectly controls or is under common control with Ally Bank. On May 21, 2009, GMAC received an expanded exemption from the Federal Reserve to allow Ally Bank to originate a limited amount of GM-related retail and wholesale assets, subject to certain conditions.

ITEM 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	News Release Dated May 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)

May 22, 2009	By:	/s/ Nick S. Cyprus
(Date)		Nick S. Cyprus Controller and Chief Accounting Officer